February 9, 2017	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Fourth Quarter and Full-Year 2016 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its fourth quarter and full-year 2016.

Fourth Quarter Highlights

•
Fourth quarter 2016 GAAP earnings per diluted share were $1.04, compared with $0.55 in 2015. As a result of the Company's accounting calendar, the fourth quarter contained five fewer calendar days and four fewer business days than in 2015.

•
Fourth quarter 2016 GAAP results include a net gain of $0.42 per diluted share, after tax, consisting of a gain from the sale of the Company's rigid plastics blowmolding operations in November 2016, partially offset by restructuring charges and acquisition expenses. In the fourth quarter of 2015, GAAP results included a net charge of $0.09 per diluted share, after tax, in asset impairment and restructuring expenses and other non-base charges, including the negative effect of a statutory tax rate change on deferred taxes.

•
Base net income attributable to Sonoco (base earnings) for fourth quarter 2016 was $0.62 per diluted share, compared with $0.64 in 2015. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided fourth quarter base earnings guidance of $.60 to $.65 per diluted share.

•	Fourth quarter 2016 net sales were $1.14 billion, down from $1.27 billion in 2015.

•
Cash flow from operations was $50.0 million, and reflects payments of $64.4 million in taxes and fees from the sale of blowmolding operations, compared with $145.5 million in the previous year's fourth quarter. Reflecting this decline in operating cash flow, free cash flow for the fourth quarter was a negative $29.2 million, compared with $49.3 million in 2015. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

•
During the fourth quarter, Sonoco completed the sale of its rigid plastics blowmolding operations for approximately $280 million, excluding fees and taxes. In addition, the Company completed the acquisition of Plastic Packaging, Inc., a Hickory, N.C. based flexible packaging company.

2016 Full-Year Highlights

•	Full-year 2016 GAAP earnings per diluted share were $2.81, compared with $2.44 in 2015.

•
Full-year 2016 GAAP results included a net gain of $0.09 per diluted share, after tax, from the sale of the Company's blowmolding operations, net of after-tax asset impairment and restructuring charges related to the sale of the Company's paper mill in France and the sale of a retail packaging business in Puerto Rico, a goodwill impairment charge for the Company's industrial converted products business in Brazil, and other restructuring charges related to previously announced plant closures.

-more-
1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Fourth Quarter 2016 Results - page 2

•
Full-year 2015 GAAP results were negatively impacted by $0.06 per diluted share, after-tax, from a combination of the following: a favorable disposition of Fox River-related claims/litigation; gain on the sale of two metal end plants and favorable tax reserve adjustments; foreign exchange driven asset impairments in Venezuela; restructuring costs, asset impairment charges, and acquisition-related and environmental remediation expenses; and professional fees to investigate and correct the financial misstatements of an Irapuato, Mexico, packaging center.

•
Full-year 2016 base earnings were $2.72 per diluted share, up 8.7 percent from $2.51 per diluted share in 2015. Sonoco previously provided guidance for full-year base earnings in the range of $2.70 to $2.75 per diluted share.

•	Net sales for 2016 were $4.78 billion, down 3.7 percent from $4.96 billion in 2015.

•
Cash flow from operations for 2016 was $398.7 million, and was reduced by $64.4 million in taxes and fees for the sale of the blowmolding operations, compared with $452.9 million in 2015. Free cash flow was $65.7 million, which was reduced by $64.4 million in cash taxes and fees associated with the sale of blowmolding, compared with $155.1 million in 2015.

2017 Guidance

•
Full-year 2017 base earnings has been revised to $2.66 to $2.76 per diluted share, down $.02 from previous guidance issued in early December, due to an updated estimate of pension expense. This guidance does not include possible acquisitions and/or share repurchases from which the Company is targeting to deliver approximately $.06 to $.08 in additional earnings per share.

•
Base earnings for the first quarter of 2017 are projected to be in a range of $.55 to $.63 per diluted share, which anticipates: price/cost headwinds from rising raw material costs; the sale of the blowmolding operations; and it takes into consideration that the Company's accounting calendar has two fewer days than in the prior year. Base earnings in the first quarter of 2016 were $.65 per diluted share.

•	As previously guided, operating cash flow in 2017 is targeted to be approximately $470 million and free cash flow approximately $125 million.

Note: First quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effect of these items and or other income tax-related events. These items could have significant impact on the Company's future GAAP financial results.

Fourth Quarter Review
Commenting on the Company’s fourth quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “Sonoco's results in the fourth quarter were at the mid-point of our guidance as we managed our diversified mix of businesses well. Gross profit margins were essentially flat year-over-year, despite rising raw material costs and a much greater than expected seasonal slowdown in business activity by many of our consumer and industrial customers. The year-over-year improvement in GAAP earnings in the quarter was driven by a net after-tax gain of $49.3 million on the disposal of our blowmolding operations. Compared to the prior-year quarter, the Company's base earnings were negatively impacted by the divestiture, fewer days, negative manufacturing productivity, and higher labor, maintenance and other operating costs. These items were partially offset by benefits from fixed-cost productivity improvements, as well as lower management incentives and pension and post-retirement benefit costs.

“Operating profit in our Consumer Packaging segment declined 15.4 percent from the prior-year quarter, due to the negative impact of fewer business days and mix of sales, the blowmolding divestiture, negative productivity, and higher labor, maintenance and other operating costs. These negative items more than offset the benefits of fixed-cost productivity gains, and lower management incentives and pension expense. As a result, the segment's operating margin declined 50 basis points. Segment sales also declined from the prior-year quarter due to the blowmolding divestiture, fewer selling days in the quarter, lower selling prices and the negative impact of foreign currency translation. Display and Packaging segment operating profit declined from the prior year as total productivity improvements were more than offset by fewer business days, the previously reported discontinuation of packaging center operations in Irapuato, Mexico, and higher labor, maintenance and other operating costs.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 3

“Results in our Paper and Industrial Converted Products segment improved 2.6 percent over the same quarter last year, and operating margins improved 40 basis points. The improvement was driven by fixed-cost productivity and lower management incentives and pension expense, which more than offset the impact of fewer business days and continued negative results from our single corrugating medium paper machine. Quarterly segment sales declined 4.3 percent year over year as fewer days, the divestiture of a paperboard mill in France and the negative impact of foreign currency translation more than offset higher selling prices in both our converted product and recycling operations.

“Operating profit in our Protective Solutions segment rose 29.4 percent year over year, and operating margins improved 210 basis points, due to a positive price/cost relationship and fixed-cost productivity, which more than offset the negative impact of fewer business days. Sales in the quarter improved 0.8 percent, reflecting solid volume growth and the third-quarter acquisition of a U.K.-based temperature-assured packaging operation, which more than offset the negative impact of fewer days."

GAAP net income attributable to Sonoco in the fourth quarter was $104.9 million, or $1.04 per diluted share, compared with $56.1 million, or $0.55 per diluted share, in 2015. Base earnings in the fourth quarter were $62.5 million, or $0.62 per diluted share, compared with $65.5 million, or $0.64 per diluted share, in 2015. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, gains and losses from dispositions of businesses, and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Fourth quarter GAAP earnings include a net benefit of $42.3 million, or $0.42 per diluted share, after tax, from the gain on the sale of the Company's blowmolding plastics operations, partially offset by after-tax restructuring charges. In the fourth quarter of 2015, GAAP results included $0.09 per diluted share, after tax, in asset impairment and restructuring expenses and other non-base charges, net of gains related to the release of deferred tax valuation allowances.

Net sales for the fourth quarter were $1.14 billion, down $124.9 million, or 9.9 percent, from last year’s quarter. The decline in sales was a result of fewer selling days; lower volume in Consumer Packaging and Displays and Packaging segments; the discontinuation of the Company's packaging operations in Irapuato, Mexico; and the divestiture of blowmolding and other operations, net of acquisitions.

Gross profits were $214.8 million in the fourth quarter, down $24.6 million, compared with $239.3 million in the same period in 2015. Gross profit as a percent of sales was slightly lower year over year at 18.8 percent. Gross profit declined in the fourth quarter based on fewer days in the quarter in 2016 compared to 2015, negative manufacturing productivity, higher labor, maintenance and other operating costs, which more than offset benefits from fixed-cost productivity gains, as well as lower management incentives and pension and post-retirement benefit costs. Fourth-quarter selling, general and administrative expenses were down $14.7 million from the prior year at $123.6 million, primarily driven by lower pension and post-retirement benefit costs and fixed-cost reductions, and fewer days, which were partially offset by wage inflation.

Cash generated from operations in the fourth quarter was $50.0 million, compared with $145.5 million in the same period in 2015. Cash generated from higher GAAP earnings in the fourth quarter were offset by cash tax payments and fees of $64.4 million related to the sale of the Company's blowmolding operations. During the quarter, net capital expenditures were $42.7 million, compared to $61.0 million in the prior year quarter; and cash dividends paid were $36.5 million, compared to $35.3 million in the prior year.

Free cash flow for the fourth quarter was a negative $29.2 million, reflecting the $64.4 million in cash taxes and fees paid in association with the sale of the blowmolding operations, compared with a positive $49.3 million in the same quarter last year.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 4

Free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. (See free cash flow reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

Full-Year 2016 Results
Net sales for 2016 were $4.78 billion, down $181.5 million, compared to $4.96 billion in 2015. Sales declined in 2016 due to an estimated $83 million impact from foreign currency translation; the discontinuation of packaging center operations in Mexico; divestitures, net of acquisitions; and lower selling prices, primarily related to lower raw material costs.

GAAP net income attributable to Sonoco for 2016 was $286.4 million or $2.81 per diluted share, compared with $250.1 million or $2.44 per diluted share in 2015. Current-year GAAP results included a net benefit of $0.09 per diluted share, after tax, from a combination of the following: an overall net gain from the sale of the Company's blowmolding operations, after-tax asset impairment and restructuring charges related to the sale of the Company's paper mill in France and the sale of a retail packaging business in Puerto Rico; a goodwill impairment charge for the Company's industrial converted products business in Brazil; and other restructuring charges related to previously announced plant closures. Full-year 2015 GAAP results were negatively impacted by $0.06 per diluted share, after-tax, from a combination of the following: a favorable disposition of Fox River-related claims/litigation; gain on the sale of two metal end plants and favorable tax reserve adjustments, which were more than offset by foreign exchange driven asset impairments in Venezuela; charges for restructuring costs, asset impairment charges, acquisition-related and environmental remediation expenses; and professional fees to investigate and correct the financial misstatements of an Irapuato, Mexico, packaging center.

Full-year 2016 base earnings were $277.2 million or $2.72 per diluted share, compared with $256.7 million or $2.51 per diluted share in 2015. This 8.0 percent improvement stemmed from a positive price/cost relationship, productivity improvements, lower pension expense, and acquisitions, net of divestitures. Partially offsetting these positive factors were higher labor, maintenance and other operating costs and a negative impact of foreign currency translation. Volume/mix was essentially flat for 2016 as volume growth in Protective Solutions was mostly offset by a decline in volume in Consumer Packaging. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit increased to $937.4 million in 2016 compared with $929.4 million in 2015, largely due to a positive price/cost relationship and manufacturing productivity improvements. Gross profit as a percent of sales was 19.6 percent, up 90 basis points from 18.7 percent in 2015.

Despite higher net income, annual cash flow from operations for 2016 was $398.7 million, compared to $452.9 million in 2015. The decline of $54.2 million was due primarily to $64.4 million in tax payments and fees related to the 2016 sale of the Company’s blowmolding operations. In addition, current-year pension and post-retirement plan contributions, net of expenses, were $22.7 million higher than in 2015. Net capital expenditures and cash dividends were $186.6 million and $146.4 million, respectively, during 2016, compared with $159.8 million and $138.0 million, respectively, in 2015.

The lower cash flow from operations in 2016, together with higher net capital expenditures and cash dividends paid, resulted in current year free cash flow declining to $65.7 million, compared to $155.1 million in 2015. As noted above, free cash flow is a non-GAAP financial measure which may not represent the amount of cash flow available for general discretionary use. (See free cash flow reconciliation later in this release.) In 2016, the Company spent $100.0 million to repurchase approximately 2.03 million shares of common stock at an average cost of $49.25 per share.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 5

As of December 31, 2016, total debt was approximately $1.05 billion, compared with $1.13 billion as of December 31, 2015. At the end of 2016, the Company had a total debt to total capital ratio of 40.4 percent, compared with 42.4 percent at December 31, 2015. Cash and cash equivalents were $257.2 million at December 31, 2016, compared with $182.4 million at December 31, 2015. The higher cash balance at the end of 2016 reflects the net proceeds from the sale of the blowmolding business less cash spent on acquisitions.

In reviewing the year, Sanders said, "We had a solid performance in 2016 despite flat to negative growth from many of our largest consumer product customers and generally muted GDP growth around the world. Overall, we achieved record GAAP and base earnings, and gross profit and operating margins expanded to their highest levels in 10 years. Each of our four business segments reported year-over-year improvement in operating profit, with our targeted growth businesses - Consumer Packaging and Protective Solutions - reporting record operating profits.

"During the year, we continued our commitment to Re-envision Sonoco through our Grow and Optimize strategy, which is focused on optimizing our portfolio of businesses to meaningfully shift our mix to more of a consumer and protective packaging orientation in order to deliver improved growth, more consistent earnings and better returns. While transforming the company, we also returned $253.1 million in cash to shareholders in the form of sector- leading dividends and share repurchases."

Corporate
Net interest expense for the fourth quarter of 2016 declined to $11.8 million, compared with $14.1 million during the same period in 2015, due primarily to lower average borrowing levels. The 2016 fourth quarter effective tax rates on GAAP and base earnings were 44.5 percent and 28.7 percent, compared with a 19.3 percent and 29.7 percent for GAAP and base earnings, respectively, in the prior year’s quarter. The main driver in the year-over-year increase in the GAAP income tax rate is the tax impact of the disposal of the Company's blowmolding operations.

2017 Outlook
Sonoco is projecting first quarter 2017 base earnings to be in the range of $.55 to $.63 per diluted share. This guidance anticipates a negative price/cost relationship, due to rising raw material costs; the impact of the sale of the blowmolding operations; and it takes into consideration that the Company's accounting calendar has two fewer days than in the prior year. Base earnings in the first quarter of 2016 were $.65 per diluted share.

The Company expects full-year 2017 base earnings guidance to be in a range of $2.66 to $2.76 per diluted share, revised down by $.02 from the previous guidance issued in early December due to an updated estimate of pension expense. This guidance does not include possible acquisitions and/or share repurchases from which the Company is targeting to deliver approximately $.06 to $.08 in additional earnings per share.

The Company's revised guidance reflects that on a net basis divestitures and acquisitions completed in 2016 will negatively impact year over year results by approximately $.08 per share. In addition, the Company's outlook includes an estimated $.12 per share, or 4 percent, improvement in earnings from the Company's base operations stemming primarily from volume growth, net of higher depreciation related to investments in growth initiatives, together with productivity that is projected to more than offset non-material inflation costs. Finally, the Company is projecting that a higher effective tax rate, higher than expected pension expenses and the impact of a stronger dollar will negatively impact base earnings by approximately $.08 per share, which is expected to be partially offset by a $.03 per share benefit from lower interest expense and a reduced share count.

Sonoco is targeting cash from operations to be approximately $475 million and free cash flow to be about $125 million, after utilizing an estimated $190 million for capital investments and paying dividends.

Note: First-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 6

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “Our first quarter is historically our weakest quarter, and we expect headwinds due to rising recovered paper and resin costs. However, we remain optimistic for 2017. We are focused on accelerating organic growth, improving manufacturing productivity and using the Company's strong financial position to make strategic acquisitions. We have several key growth projects planned for 2017, including the commercial roll out of our revolutionary TruVue™ clear plastic can and the development of a new packaging center near Atlanta to support the expansion of Duracell's North America battery operations. While our guidance reflects a transitional year as we continue to optimize our portfolio, we believe we have a winning strategy to deliver more consistent earnings, improved returns and cash to shareholders."

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Fourth-quarter 2016 sales for the segment were $485 million, compared with $550 million in 2015. Segment operating profit was $55 million in the fourth quarter, compared with $65 million in 2015.

Segment sales declined 11.8 percent in the quarter due to the previously mentioned sale of the Company's blowmolding operations, fewer selling days in the quarter, lower selling prices and the negative impact of foreign currency translation.

Operating profit in our Consumer Packaging segment declined 15.4 percent, from the prior-year quarter, due to the blowmolding divestiture, fewer business days, unfavorable mix of sales, lower productivity, a negative price/cost relationship and higher labor, maintenance and other operating costs. These negative results more than offset benefits of fixed-cost productivity, and lower management incentives and pension expense.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Fourth quarter 2016 sales for this segment were $113 million, compared with $156 million in 2015. Segment operating profit was $1.3 million in the quarter, compared with $3.6 million in 2015.

Sales declined 27.3 percent compared to last year’s quarter due primarily to the previously mentioned loss of contract packaging business in Mexico and the negative impact of foreign currency translation.

Segment operating profit declined as total productivity improvements and lower management incentives were more than offset by fewer days, the discontinuation of packaging center operations in Mexico, along with higher labor, maintenance and other operating costs.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 7

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.
Fourth quarter 2016 sales for the segment were $412 million, down from $431 million in 2015. Segment operating profit was $25.7 million in the fourth quarter, compared with $25.0 million in 2015.

Quarterly segment sales declined 4.3 percent year over year as fewer days, the divestiture of a paperboard mill in France, and the negative impact of foreign currency translation more than offset higher selling prices in both converted product and recycling operations.

Segment operating profit improved 2.6 percent over the same quarter last year, driven by fixed-cost productivity improvements and lower management incentives and pension expense, which more than offset the impact of fewer business days and continued negative corrugating medium results.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Fourth quarter 2016 sales were $131 million, compared with $130 million in 2015. Operating profit was $12.7 million, compared with $9.8 million in the fourth quarter of 2015.

Segment sales improved 0.8 percent in the quarter, benefiting from the acquisition of a U.K.-based temperature-assured packaging operation and solid volume growth, which offset the negative impact of fewer days.

Segment operating profit in our Protective Solutions segment improved 29.4 percent as a positive price/cost relationship, fixed-cost productivity improvements and lower management incentives more than offset the negative impact of fewer business days and higher labor, maintenance and other operating costs.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 12 p.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 48226173. The archived call will be available through February 19, 2017. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has 20,000 employees working in more than 300 operations in 35 countries, serving some of the world’s best known brands in some 85 nations. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision, ” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 8

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 9

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, www.sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 10

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net sales	$1,142,197	$1,267,135	$4,782,877	$4,964,369
Cost of sales	927,410	1,027,792	3,845,451	4,034,947
Gross profit	214,787	239,343	937,426	929,422
Selling, general and administrative expenses	123,614	138,348	506,001	496,241
Restructuring/Asset impairment charges	1,430	21,000	42,883	50,637
Gain on disposition of business	104,292	—	104,292	—
Income before interest and income taxes	$194,035	$79,995	$492,834	$382,544
Net interest expense	11,789	14,089	51,557	54,598
Income before income taxes	182,246	65,906	441,277	327,946
Provision for income taxes	81,029	12,719	164,631	87,738
Income before equity in earnings of affiliates	101,217	53,187	276,646	240,208
Equity in earnings of affiliates, net of tax	3,778	3,125	11,235	10,416
Net income	104,995	56,312	287,881	250,624
Net income attributable to noncontrolling interests	(122)	(249)	(1,447)	(488)
Net income attributable to Sonoco	$104,873	$56,063	$286,434	$250,136

Weighted average common shares outstanding – diluted	101,209	102,412	101,782	102,392

Diluted earnings per common share	$1.04	$0.55	$2.81	$2.44
Dividends per common share	$0.37	$0.35	$1.46	$1.37

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net sales
Consumer Packaging	$485,038	$550,069	$2,043,112	$2,122,559
Display and Packaging	113,256	155,777	520,413	606,111
Paper and Industrial Converted Products	412,422	430,846	1,693,453	1,729,786
Protective Solutions	131,481	130,443	525,899	505,913
Consolidated	$1,142,197	$1,267,135	$4,782,877	$4,964,369

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$54,790	$64,750	$240,925	$231,590
Display and Packaging	1,333	3,626	14,797	10,904
Paper and Industrial Converted Products	25,660	25,005	129,678	124,057
Protective Solutions	12,700	9,813	51,526	46,013
Restructuring/Asset impairment charges	(1,430)	(21,000)	(42,883)	(50,637)
Gain on disposition of business	104,292	—	104,292	—
Other, net	(3,310)	(2,199)	(5,501)	20,617
Consolidated	$194,035	$79,995	$492,834	$382,544

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 11

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income	$104,995	$56,312	$287,881	$250,624
Asset impairment charges	(35)	9,635	7,122	24,408
Depreciation, depletion and amortization	48,640	55,945	205,182	213,161
Fox River environmental reserves	494	(539)	(193)	(33,878)
Net pension and postretirement plan expenses/(contributions)	4,346	7,871	(1,435)	21,299
Changes in working capital	22,163	61,327	(50,637)	(5,616)
Other operating activity	(130,601)	(45,013)	(49,241)	(17,068)
Net cash provided by operating activities	50,002	145,538	398,679	452,930

Purchase of property, plant and equipment, net	(42,673)	(60,954)	(186,617)	(159,765)
Proceeds from business disposition	271,813	—	271,813	—
Cost of acquisitions, net of cash acquired	(67,294)	—	(88,632)	(17,447)
Net debt repayments	(26,501)	(66,641)	(65,125)	(114,718)
Cash dividends	(36,543)	(35,330)	(146,364)	(138,032)
Shares acquired under announced buyback	(41,057)	—	(100,000)	—
Other, including effects of exchange rates on cash	(9,842)	6,398	(8,962)	(1,702)

Net increase/(decrease) in cash and cash equivalents	97,905	(10,989)	74,792	21,266
Cash and cash equivalents at beginning of period	$159,321	$193,423	$182,434	$161,168
Cash and cash equivalents at end of period	$257,226	$182,434	$257,226	$182,434

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$257,226	$182,434
Trade accounts receivable, net of allowances	625,411	627,962
Other receivables	43,553	46,801
Inventories	372,814	385,483
Prepaid expenses and deferred income taxes	49,764	64,698
	1,348,768	1,307,378
Property, plant and equipment, net	1,060,017	1,112,036
Goodwill	1,092,215	1,140,461
Other intangible assets, net	224,958	245,095
Other assets	197,245	208,715
	$3,923,203	$4,013,685
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$751,827	$802,284
Notes payable and current portion of long-term debt	32,045	113,097
Income taxes payable	18,744	7,135
	802,616	922,516
Long-term debt, net of current portion	1,020,698	1,015,270
Pension and other postretirement benefits	447,339	432,964
Deferred income taxes and other	97,845	110,062
Total equity	1,554,705	1,532,873
	$3,923,203	$4,013,685

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 12

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, gains and losses on dispositions of businesses, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. First-quarter and full-year 2017 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 13

		Non-GAAP Adjustments
Three Months Ended December 31, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2,3)	Base

Income before interest and income taxes	194,035	1,430	(100,982)	94,483
Interest expense, net	11,789	—	—	11,789
Income before income taxes	182,246	1,430	(100,982)	82,694
Provision for income taxes	81,029	(2,922)	(54,364)	23,743
Income before equity in earnings of affiliates	101,217	4,352	(46,618)	58,951
Equity in earnings of affiliates, net of taxes	3,778	—	—	3,778
Net income	104,995	4,352	(46,618)	62,729
Net (income) attributable to noncontrolling interests	(122)	(83)	—	(205)
Net income attributable to Sonoco	$104,873	$4,269	$(46,618)	$62,524

Per Diluted Share	$1.04	$0.04	$(0.46)	$0.62

		Non-GAAP Adjustments
Three Months Ended December 31, 2015	GAAP	Restructuring / Asset Impairment Charges(1,4)	Other Adjustments(5)	Base

Income before interest and income taxes	79,995	21,000	2,199	103,194
Interest expense, net	14,089	—	—	14,089
Income before income taxes	65,906	21,000	2,199	89,105
Provision for income taxes	12,719	5,791	7,969	26,479
Income before equity in earnings of affiliates	53,187	15,209	(5,770)	62,626
Equity in earnings of affiliates, net of taxes	3,125	—	—	3,125
Net income	56,312	15,209	(5,770)	65,751
Net (income) attributable to noncontrolling interests	(249)	(18)	—	(267)
Net income attributable to Sonoco	$56,063	$15,191	$(5,770)	$65,484

Per Diluted Share	$0.55	$0.15	$(0.06)	$0.64

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes gains related to the disposal of the Company's blowmolded plastics business.

(3) Includes costs related to acquisitions and potential acquisitions.

(4) Includes $12,065 of asset impairment charges related to the devaluation of the Venezuelan Bolivar.

(5) Consists primarily of legal and professional expenses associated with the Company's investigation of financial misstatements in Mexico and acquisition-related costs.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 14

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2016	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2,3)	Base

Income before interest and income taxes	492,834	42,883	(98,791)	436,926
Interest expense, net	51,557	—	—	51,557
Income before income taxes	441,277	42,883	(98,791)	385,369
Provision for income taxes	164,631	7,520	(54,381)	117,770
Income before equity in earnings of affiliates	276,646	35,363	(44,410)	267,599
Equity in earnings of affiliates, net of taxes	11,235	—	—	11,235
Net income	287,881	35,363	(44,410)	278,834
Net (income) attributable to noncontrolling interests	(1,447)	(161)	—	(1,608)
Net income attributable to Sonoco	$286,434	$35,202	$(44,410)	$277,226

Per Diluted Share	$2.81	$0.35	$(0.44)	$2.72

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2015	GAAP	Restructuring / Asset Impairment Charges(1,4)	Other Adjustments(5)	Base

Income before interest and income taxes	382,544	50,637	(20,617)	412,564
Interest expense, net	54,598	—	—	54,598
Income before income taxes	327,946	50,637	(20,617)	357,966
Provision for income taxes	87,738	22,641	755	111,134
Income before equity in earnings of affiliates	240,208	27,996	(21,372)	246,832
Equity in earnings of affiliates, net of taxes	10,416	—	—	10,416
Net income	250,624	27,996	(21,372)	257,248
Net (income) attributable to noncontrolling interests	(488)	(93)	—	(581)
Net income attributable to Sonoco	$250,136	$27,903	$(21,372)	$256,667

Per Diluted Share	$2.44	$0.27	$(0.21)	$2.51

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring actions usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Includes gains and income taxes related to the disposal of the Company's blowmolded plastics business.

(3) Includes costs related to acquisitions and potential acquisitions.

(4) Includes disposal and income tax gains related to the sale of two of the Company's metal end plants.

(5) Consists primarily of a gain from the release of reserves related to the partial settlement of the Fox River environmental claims, an income tax gain from the release of a valuation allowance against tax loss carryforwards in Spain, legal and professional expenses associated with the Company's investigation of financial misstatements in Mexico and acquisition-related costs.

-more-

Sonoco Reports Fourth Quarter 2016 Results - page 15

	Three Months Ended		Twelve Months Ended
FREE CASH FLOW*	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net cash provided by operating activities	$50,002	$145,538	$398,679	$452,930
Purchase of property, plant and equipment, net	(42,673)	(60,954)	(186,617)	(159,765)
Cash dividends	(36,543)	(35,330)	(146,364)	(138,032)
Free Cash Flow	$(29,214)	$49,254	$65,698	$155,133

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

###